EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Friedman Industries, Incorporated of our report dated June 25, 2007, with respect to the consolidated financial statements of Friedman Industries, Incorporated as of March 31, 2007 and the year then ended included in the 2007 Annual Report to Shareholders of Friedman Industries, Incorporated.

Our audit also included the financial statement schedule of Friedman Industries, Incorporated listed in Item 15(a). This schedule is the responsibility of Friedman Industries, Incorporated’s management. Our responsibility is to express an opinion based on our audit. In our opinion, as to which the date is June 25, 2007, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-37887) pertaining to the 1996 Stock Option Plan, the 1995 Non-Employee Director Plan, as amended, and the 1989 Incentive Stock Option Plan, as amended, and in the Registration Statement (Form S-8 No. 333-47262) pertaining to the 2000 Non-Employee Director Stock Plan of our report dated June 25, 2007, with respect to the consolidated financial statements of Friedman Industries, Incorporated incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule of Friedman Industries, Incorporated included in this Annual Report (Form 10-K) of Friedman Industries, Incorporated.

/s/  Malone & Bailey, PC

Houston, Texas
www.malone-bailey.com
June 25, 2007